  As filed with the Securities and Exchange Commission on September 21, 1995
                                                       Registration No. 33-58265
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                _____________

                       POST-EFFECTIVE AMENDMENT NO. 1
                                     TO
                                  FORM S-4
                                     ON
                                  FORM S-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                _____________

                          HARKEN ENERGY CORPORATION
           (Exact name of registrant as specified in its charter)

            DELAWARE                                            95-2841597
  (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)

                                _____________

                    5605 NORTH MACARTHUR BLVD., SUITE 400
                             IRVING, TEXAS 75038
                               (214) 753-6900
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                _____________

                              LARRY E. CUMMINGS
                VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                          HARKEN ENERGY CORPORATION
                    5605 NORTH MACARTHUR BLVD., SUITE 400
                             IRVING, TEXAS 75038
                               (214) 753-6900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                _____________

                               With a copy to:


                               JOHN D. CURTIS
                              BAKER & MCKENZIE
                        2001 ROSS AVENUE, SUITE 4500
                            DALLAS, TEXAS  75201
                               (214) 978-3000
                                _____________

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                _____________

THIS POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(C) OF THE SECURITIES ACT OF 1933, AS AMENDED.
================================================================================

                                EXPLANATORY NOTE


      On May 22, 1995, Search Exploration, Inc. ("Search") merged (the "Merger") with and into Search Acquisition Corp., a wholly-owned subsidiary of Harken Energy Corporation (the "Company"). In connection with the Merger, the Company agreed to exchange certain outstanding options and warrants of Search ("Search Warrants") for warrants of the Company ("Harken Warrants") pursuant to an exchange offer (the "Exchange Offer").

      This Post-Effective Amendment No. 1 on Form S-3 amends the Registration Statement on Form S-4 (File No. 33-58265) (the "Registration Statement") pursuant to which the Company registered, among other securities, Harken Warrants issued in the Exchange Offer, the shares of common stock, par value $.01 per share, of the Company ("Common Stock") that may be issued upon the exercise of such Harken Warrants and additional shares of Common Stock, if any ("Contingent Shares"), which may be issued to the holders of record of such Harken Warrants upon exercise of the Harken Warrants based on the increase that may subsequently be realized in the value of a group of undeveloped leases and properties formerly held by Search.

      This Post-Effective Amendment No. 1 is filed for the purpose of satisfying the undertaking made by the Company in accordance with Item 512(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended, with respect to the shares of Common Stock issuable upon the exercise of the Harken Warrants.

PROSPECTUS

                                     HARKEN
                                     ENERGY
                                  CORPORATION


         This Prospectus relates to the issuance of up to 732,779 shares of common stock, par value $.01 per share ("Common Stock"), of Harken Energy Corporation (the "Company") upon the exercise of non-transferable warrants of the Company ("Harken Warrants") to purchase shares of Common Stock at a price of $1.82 per share, subject to adjustment under certain conditions, from the date of issuance until their expiration at 3:00 p.m., Dallas, Texas time on June 30, 1996. The Harken Warrants were issued as a result of an offer to the holders of Search Exploration, Inc. ("Search") options or warrants ("Search Warrants") to exchange the Search Warrants for Harken Warrants (the "Exchange Offer"), in connection with the merger (the "Merger") of Search with and into Search Acquisition Corp., a wholly-owned subsidiary of the Company, on May 22, 1995 (the "Effective Time"). All Search Warrants not exchanged in the Exchange Offer subsequently expired pursuant to their terms.

         Upon the exercise of a Harken Warrant, the holder of such warrant shall receive the number of shares of Common Stock exercised by such holder.
In addition, upon the exercise of a Harken Warrant, the holder of record of such warrant will be eligible to receive additional shares in the future, if any, of Common Stock (the "Contingent Shares") or, under certain circumstances, cash, based upon the increase that may subsequently be realized in the value of a group of undeveloped leases and properties previously owned by Search (the "Undeveloped Properties"). However, due to the contingent nature of the distribution of additional shares, the holders of the Harken Warrants should not base their decision to exercise such warrants on the receipt of such additional shares. See "The Harken Warrants," "Issuance of Contingent Shares," "Use of Proceeds" and "Plan of Distribution."

         The Common Stock of the Company is listed on the American Stock Exchange (the "AMEX") under the symbol "HEC." On September 19, 1995, the closing sale price of the Common Stock was $1.875 per share.


         FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CONSIDERED PRIOR TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                                _____________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.
                                _____________



           THE DATE OF THIS PROSPECTUS IS SEPTEMBER       , 1995.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed and traded on the AMEX and certain of the Company's reports, proxy statements and other information can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

         The Company has filed with the Commission a Registration Statement (File No. 33-58265) (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of that Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                               TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . 3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
The Harken Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Issuance of Contingent Shares . . . . . . . . . . . . . . . . . . . . . . . 8
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Appendix A - Form of Harken Warrant . . . . . . . . . . . . . . . . . . . A-1
Appendix B - Interim Report dated September 19, 1995  . . . . . . . . . . B-1



         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference in this Prospectus the following documents which have been filed with the Commission pursuant to the Exchange Act and made a part hereof:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

         (2) The Company's Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 1995;

         (3) The Company's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1995;

         (4) The Company's Proxy Statement for the Annual Meeting of Stockholders of Harken held on June 16, 1995;

         (5) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, including all amendments and reports filed for the purpose of updating such description;

         (6) The Company's Current Report on Form 8-K dated November 4, 1994, as amended by the Company's Current Report on Form 8-K/A filed on January 3, 1995;

         (7)     The Company's Current Report on Form 8-K dated April 27, 1995;

         (8)     The Company's Current Report on Form 8-K dated May 16, 1995;
                 and

         (9) The Company's Current Report on Form 8-K dated June 2, 1995, as amended by the Company's Current Report on Form 8-K/A filed on August 3, 1995.

         Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge, upon written or oral request, to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Harken Energy Corporation, 5605 N. MacArthur Blvd., Suite 400, Irving, Texas 75038, Attn: Gregory S. Porter (telephone number (214) 753-6900).

                                  THE COMPANY

         Harken is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various wholly-owned subsidiaries and joint venture investments. Harken's domestic operations include oil and gas exploration and production operations in the Aneth Field and Blanding Sub-Basin portions of the Paradox Basin in Utah, Arizona and New Mexico, in the Western Paradox Basin in Utah, and in Texas and Louisiana. Harken's international operations include four exclusive Colombian Association Contracts between Harken's wholly-owned subsidiary, Harken de Colombia, Ltd., and Empresa Colombiana de Petroleos ("Ecopetrol"), as well as a production sharing agreement between Harken's wholly-owned subsidiary, Harken Bahrain Oil Company, and the Bahrain National Oil Company ("Banoco"). Harken's international operations currently consist solely of exploration activities, however, management is continuing to pursue international opportunities in all areas of Harken's operations.

         The Company was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. The Company's principal offices are located at 5605 N. MacArthur Boulevard, Suite 400, Irving, Texas 75038 and its telephone number is (214) 753-6900.


                                  RISK FACTORS

         Prior to making an investment decision, prospective investors should consider carefully all of the information contained and incorporated by reference in this Prospectus and, in particular, should evaluate the following risk factors:

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE HARKEN WARRANTS

         Holders of Harken Warrants will only be able to exercise the Harken Warrants if (a) a current prospectus under the Securities Act relating to the Common Stock underlying the warrants is then in effect and (b) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Harken Warrants reside. Although the Company intends to use commercially reasonable efforts to maintain a current prospectus covering the Common Stock underlying the Harken Warrants to the extent required by Federal securities laws and to obtain appropriate approvals or qualifications under applicable state securities laws, there can be no assurance the Company will be able to do so.

CONTINGENT NATURE OF ADDITIONAL ISSUANCE

         The Company's obligations to issue Contingent Shares is conditional in nature, and the Company may never make any additional payments beyond those shares of Common Stock issued upon the exercise of the Harken Warrants. The determination and calculation of the number of Contingent Shares to be issued, if any, will be determined solely by the Company in its exercise of good faith based upon the procedures set forth under the section "Issuance of Contingent Shares."

LOSSES FROM CONTINUING OPERATIONS

         Harken reported losses from continuing operations for the fiscal years ended December 31, 1993 and 1994 and the six months ended June 30, 1995, in the amounts of $1,797,000, $8,211,000 and $297,000, respectively. There can be no assurance that Harken will not continue to report losses.

EFFECT OF SALES OF COMMON STOCK ON MARKET PRICE

         As of September 12, 1995, there were 66,696,846 shares of Common Stock outstanding. Harken has previously registered with the Commission an aggregate of 3,386,308 shares of Common Stock for resale by certain stockholders of the Company.

In addition, pursuant to the terms of an Agreement and Plan of Merger among Harken, Search and a wholly-owned subsidiary of Harken, Harken may be required to issue up to approximately 8.8 million shares of Common Stock, including the shares issuable upon exercise of the Harken Warrants, in addition to the approximately 2.2 million shares of Common Stock that were issued upon the consummation of the Merger in May 1995. Of the approximately 8.8 million shares of Common Stock which may be required to be issued in connection with the Merger, (i) approximately 730,000 shares of Common Stock may be issued upon the exercise of the Harken Warrants, and (ii) up to 8.1 million shares of Common Stock may be issued on or about September 30, 1996, to the holders of record at the effective time of the merger of certain securities of Search and overriding royalty interests in certain properties held by Search, based in part upon the increase that may subsequently be realized in the value of a group of undeveloped leases and properties of Search. Furthermore, Harken has $15,000,000 in principal amount of 8% Senior Convertible Notes (the "Notes") outstanding which are presently convertible by the holders thereof into 10,000,000 shares of Common Stock. There can be no assurance that the sale of (i) the 3,386,308 shares of Common Stock previously registered for resale, (ii) the shares of Common Stock which may be required to be issued in connection with the Merger, or (iii) the shares of Common Stock which may be issued in connection with the conversion of the Notes into Common Stock will not have a material adverse effect on the then prevailing market price of the Common Stock.

VOLATILITY OF HARKEN COMMON STOCK TRADING PRICE

         The daily closing prices of the Common Stock as reported by the American Stock Exchange has fluctuated significantly over the past 18 months, ranging from a high of $2 3/4 per share on September 14, 1994, to a low of $15/16 on April 10, 1995. Management believes that the price fluctuations and trading activity in the Common Stock during the past 18 months is attributable to a number of factors, including Harken's international exploration activities. In the event that Harken's international exploration activities are unsuccessful, there can be no assurance that such results will not have a substantial adverse effect on the then prevailing market price of the Common Stock.

CONTINGENT LIABILITIES OF HARKEN

         Harken has certain contingent liabilities that could have a material adverse affect on its financial condition if Harken were required to satisfy these liabilities, including the following:

         Harken Southwest Corporation ("HSW") owns an interest in the Aneth Gas Plant. The Aneth Gas Plant facility was in operation for many years prior to HSW becoming an owner. The operations at the Aneth Gas Plant previously used open, unlined drip pits for storage of various waste products. The current plant owners have replaced all of the open ground pits currently being used with steel tanks. The plant owners are currently in the process of closing the open ground pits.

         Texaco, the plant's operator, received a letter from the Environmental Protection Agency ("EPA") dated July 21, 1991 and a subsequent letter dated June 8, 1992, in which the EPA requested certain information in order to determine if hazardous substances had been released into the environment at the Aneth Gas Plant. Texaco has advised HSW that certain information was supplied to the EPA pursuant to this request. Subsequently, core samples in and around certain pit areas were jointly taken by the EPA and Texaco. The EPA has responded to the initial sampling of the drip pits, and Texaco is now completing a Phase II environmental investigation to provide further test results in response to evaluation procedures required by the EPA related to the drip pits.

         The prior owner of the Aneth Gas Plant facility has agreed to accept financial responsibility for a portion of this remediation work. Texaco and the other current plant owners, including HSW, are presently negotiating a formal agreement with the prior owner to allocate the costs of the remediation work. At this time, however, it is impossible for HSW to estimate the costs of the cleanup at the Aneth Gas Plant facility or the amount of indemnification the prior owner will provide to the present owners, including HSW, for the costs of the remediation work.

PREFERRED STOCK AUTHORIZED FOR ISSUANCE

         Harken has ten million shares of preferred stock available for issuance. The Board of Directors is authorized to issue such preferred stock in one or more series and to set the designations, preferences, powers and relative rights and restrictions thereof without further approval by the stockholders of the Company. Presently, Harken has three series of preferred stock authorized, of which only one has any shares currently outstanding. Such shares have certain preferences over the shares of Common Stock with respect to the payment of dividends and upon liquidation, dissolution, winding-up and in certain instances, voting. The Board of Directors of Harken also may authorize additional series of preferred stock in the future that have similar or additional preferences over the shares of Common Stock.

RISKS RELATED TO INTERNATIONAL OPERATIONS

         Harken presently conducts international operations and anticipates that it will conduct significant international operations in the future. Foreign properties, operations or investments may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, renegotiation of contracts with governmental entities, expropriation, import and export regulations and other foreign laws or policies governing operations of foreign-based companies, as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, as certain of Harken's operations are governed by foreign laws, in the event of a dispute, Harken may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. Harken may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Exploration and production activities in areas outside the United States are also subject to the risks inherent in foreign operations, including loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection and other political risks.

         Harken anticipates that full development of reserves in the Alcaravan area of the Llanos Basin and the Bocachico area of the Middle Magdalena Basin of Columbia may take several years and may require extensive production facilities which could require significant additional capital expenditures.
The ultimate amount of such expenditures cannot be presently predicted. Harken anticipates that amounts required to fund international activities, including those in Columbia, will be funded from existing cash balances, asset sales, stock issuances, operating cash flows and potentially from industry partners; however, there can be no assurances that Harken will have adequate funds available to it to fund its international activities without participation from industry partners or that industry partners can be obtained to fund such international activities.

INDUSTRY RISKS

         Oil and Gas Price Volatility. The revenues generated by Harken are highly dependent upon the prices of crude oil and natural gas. Fluctuations in the energy market make it difficult to estimate future prices of oil and natural gas. Fluctuations in energy prices are caused by a number of factors, including regional, domestic and international demand, energy legislation, federal or state taxes (if any) on sales of crude oil and natural gas, production guidelines established by the Organization of Petroleum Exporting Countries, and the relative abundance of supplies of alternative fuel such as coal. Additionally, changing international economic and political conditions may have a dramatic impact upon crude oil and natural gas prices. Many of these factors are beyond the control of Harken.

         Business Risks. Harken must continually acquire or explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, Harken's oil and gas assets, properties and revenues derived therefrom will decline over time. To the extent Harken engages in drilling activities, such activities carry the risk that no commercially viable oil or gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and drilling and well servicing companies. The availability of a ready market for Harken's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of Harken's natural gas reserves to pipelines, the capacity of such pipelines, fluctuation in seasonal demand, the effects of inclement weather, and government regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area.

         Operating Hazards and Uninsured Risks. The operations of Harken are subject to the inherent risks normally associated with exploration for and production of oil and gas, including blowouts, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. As is common in the oil and gas industry, Harken is not fully insured against these risks, either because insurance is not available or because Harken has elected to self-insure due to high premium costs. The occurrence of a significant event not fully insured against could have a material adverse effect on Harken's financial condition.

         Environmental Regulation. The activities of Harken are subject to various Navajo, federal, state, and local laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, Harken's oil and gas exploration, development, production, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering, or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation by governmental authorities. In addition to these domestic laws and regulations, Harken's international operations are subject to the laws, regulations and governmental approvals of each foreign country in which it conducts activities including, but not limited to, environmental laws and regulations governing oil and gas operations. Such domestic and foreign laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning Harken's oil and gas wells and other facilities.

         Imprecise Nature of Reserve Estimates. Reserve estimates are imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

         Competition. The oil and gas industry is competitive in all its phases. Competition is particularly intense respecting the acquisition of desirable producing properties and the sale of oil and natural gas production. Harken's competitors in oil and gas exploration, development and production, include major oil companies and numerous independent oil and gas companies, and individual producers and operators. Many of Harken's competitors possess and employ financial and personnel resources substantially greater than those which are available to Harken, and may, therefore, be able to pay greater amounts for desirable leases and to define, evaluate, bid for and purchase a greater number of producing prospects than the financial or personnel resources of Harken will permit.

         Extensive Regulation. The production of oil and gas is subject to extensive Navajo, federal and state laws, rules, orders and regulations governing a wide variety of matters, including the drilling and spacing of wells, allowable rates of production, prevention of waste and pollution and protection of the environment. In addition to these domestic laws and regulations, Harken's international operations are subject to the laws, regulations and governmental approvals of each foreign country in which it conducts activities including, but not limited to, environmental laws and regulations governing oil and gas operations. Such laws, rules and regulations are subject to change. Any such change in any law, rule or regulation could have the effect of increasing the Company's cost of exploration or production or may limit the Company's revenues by regulating the level of oil and gas production, either of which could have a material adverse effect on the financial condition of the Company.

                              THE HARKEN WARRANTS

         The Harken Warrants are evidenced and governed by a Warrant Agreement (the "Warrant Agreement"), a form of which is attached hereto as Appendix A. The following statements are subject to the detailed provisions of the Warrant Agreement.

         Each Harken Warrant entitles the holder to purchase that number of shares of Common Stock as set forth on such warrant at a price of $1.82 per share, subject to adjustment, from the date of issuance until 3:00 p.m., Dallas, Texas time on June 30, 1996. In addition, upon exercise of the Harken Warrants the holders of record of such warrants will be eligible to receive Contingent Shares, if any, or, under certain circumstances, cash. See "Issuance of Contingent Shares."

         The Harken Warrants may be exercised upon surrender of the Warrant Agreement therefor on or prior to the expiration date at the offices of the Company with the "Form of Subscription" attached to the Warrant Agreement filled out and executed as indicated, accompanied by payment of the full exercise price by certified check for the number of whole shares of Common Stock being exercised. In the case of the exercise of only a portion of a Harken Warrant prior to the expiration date of the Harken Warrant, the Company will deliver to the holder a new warrant of like tenor in the name of the holder evidencing the right to purchase the number of shares as to which such Harken Warrant has not been exercised.

         The Harken Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and shares issuable upon exercise in certain events, such as stock dividends, stock splits, mergers, sales of all or substantially all of the Company's assets and other unusual events. The ownership of a Harken Warrant does not entitle the holder thereof to any of the rights of holders of shares of Common Stock.

         The Harken Warrants are not transferable other than by laws of descent and distribution. However, the shares of Common Stock issuable upon the exercise of the Harken Warrants or the Contingent Shares, if any, received by the holders of record of the Harken Warrants will be freely transferable, except that shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Search prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who are affiliates of the Company) or as otherwise permitted under the Securities Act. See "Plan of Distribution."

         Pursuant to the Merger Agreement, the Company has agreed to use commercially reasonable efforts to provide, until July 17, 1996, to the holders of the Harken Warrants, in connection with the exercise of such warrants, a prospectus meeting the requirements of the Securities Act, as it may be amended or supplemented from time to time.

         PRIOR TO THE EXERCISE OF THE HARKEN WARRANTS, THE HOLDERS OF HARKEN WARRANTS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS AS TO THE TAX CONSEQUENCES TO HIM OR HER OF THE EXERCISE OF THE HARKEN WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.


                         ISSUANCE OF CONTINGENT SHARES

         Pursuant to the Merger Agreement, at the Effective Time, (a) each outstanding share of the common stock, par value $.05 per share, of Search ("Search Common Stock"), (b) each outstanding share of the Series 1993 Redeemable Preferred Stock, par value $.001 per share, of Search and (c) each of certain promissory notes issued by Search (the "Notes"), was converted into shares of Common Stock. In addition, the holders of record at the Effective Time of Search Common Stock, the Notes and the Search Warrants tendered and exchanged in the Exchange Offer for Harken Warrants and the holders of overriding royalty interests ("Royalty Holders") (collectively, the "Rights Holders") received a non- transferable right to receive Contingent Shares, if any, or, under certain circumstances, cash, to the extent the value of the Undeveloped Properties as of June 30, 1996 (the "Valuation Date"), subject to certain adjustments as described below, exceeds $1,733,000 (the "Stipulated Value"). The Stipulated Value was determined based on negotiations between the Company and Search and may or may not represent the value of the Undeveloped Properties at the Effective Time. The obligation of the Company to deliver a number of Contingent Shares will first be determined in dollar terms, as described below under "--Valuation of the Undeveloped Properties," and then converted to a number of shares of Common Stock. The Contingent Shares will then be allocated among the Rights Holders as described below under "--Allocation of Contingent Shares." The total number of shares of Common Stock to be issued as Contingent Shares is subject to the limitation set forth below under "--Maximum Number of Contingent Shares."

VALUATION OF THE UNDEVELOPED PROPERTIES

         The value of the Undeveloped Properties as of the Settlement Date (the "Valuation") will be determined by an independent reserve report (the "Report") covering the Undeveloped Properties, providing the then present value of such properties as of June 30, 1996 (the "Present Value") and adjusted as set forth below:

         (a) The Present Value will be reduced by 20% (the "Adjusted Present Value").

         (b) The Adjusted Present Value will be reduced for geological risks based upon reserve categories of the Undeveloped Properties as of the Valuation Date (the "Further Adjusted Value") as set forth below:

                        0% reduction for proved developed producing reserves
                       20% reduction for proved developed non-producing reserves 40% reduction for proved undeveloped reserves

         (c)     The Further Adjusted Value will be adjusted by:

                 (i) Adding the then market value of any consideration received by the Company or any of its affiliates from any prospect sales, farmouts, or joint venture arrangements with respect to any of the Undeveloped Properties or any other consideration received upon the disposition of an oil and gas interest in the Undeveloped Properties;

                 (ii) Adding 80% of the net revenue (calculated before income taxes and after deduction of lease operating expenses) from sales of oil and/or gas produced from the Undeveloped Properties for the period of time from the Effective Time to the Valuation Date (the "Development Period");

                 (iii) deducting the amount of any direct costs, direct expenses and direct charges (in each case not associated with oil or gas production and which are not otherwise taken into account in the Report) incurred or accrued by the Company or its affiliates with respect to the Undeveloped Properties during the Development Period, including $180,000 for overhead;

                 (iv) deducting the amount of the Reserve Deficiency (as defined below);

                 (v)      deducting the amount of the Stipulated Value; and

                 (vi) deducting the amount of the Adverse Consequences (as defined below), provided, however, that no amount shall be deducted until the Company has suffered Adverse Consequences equal to or in excess of $100,000 (at which point the entire amount of such Adverse Consequences will be deducted relating back to the first dollar).

         "Reserve Deficiency" means the amount that the aggregate value of the oil and gas reserves attributed to all of the properties of Search and its subsidiaries as set forth in the reserve report dated as of July 1, 1994, after giving credit for actual production from such properties for the period of time from July 1, 1994 to December 31, 1994, is greater than the aggregate value of the oil and gas reserves attributed to all of such properties pursuant to a subsequent reserve report to be prepared as of December 31, 1994. The subsequent reserve report will be prepared by a reserve engineering firm known in the oil and gas industry and chosen by the Company in good faith, based upon the same pricing and substantially the same parameters and criteria as used in the properties of the reserve report dated as of July 1, 1994.

         "Adverse Consequences" means (a) the amount of any and all liquidated losses, liabilities or damages (including reasonable amounts paid in settlement) actually suffered or incurred by the Company as a result of a breach by Search of any of its representations, warranties or covenants contained in the Merger Agreement, (b) the amount of any and all unliquidated losses, liabilities or damages as reasonably estimated in good faith by the Company to be suffered or incurred by the Company as a result of a breach by Search of any of its representations, warranties or covenants contained in the Merger Agreement, and (c) all reasonable fees and expenses, including attorneys' fees and court costs, actually incurred by the Company or reasonably estimated in good faith by the Company to be incurred in connection with any claim, action, suit, proceeding or demand relating to a breach by Search of any of its representations, warranties or covenants; provided, however, that the Company must have used commercially reasonable efforts to defend against or otherwise challenge the merits of any claim, action, suit, proceeding or demand of a third party. Solely for purposes of calculating the amount of the Adverse Consequences, any representation, warranty or covenant made by Search in the Merger Agreement will be read and interpreted as if the qualification stated therein with respect to materiality or material adverse effect were not contained therein.

CALCULATION OF CONTINGENT SHARES

         The number of shares of Common Stock to be distributed is determined by dividing the amount of the Valuation, as adjusted above, by the average closing price of Common Stock for the 90 days immediately preceding the Valuation Date (the "Contingent Share Price").

ALLOCATION OF CONTINGENT SHARES

         The Contingent Shares will be allocated among the Rights Holders as follows:

         (a) Two percent (2%) of the Contingent Shares will be distributed to Concorde Financial Corporation ("Concorde") pursuant to the terms of a promissory note payable by Search to Concorde.

         (b) Two percent (2%) of the Contingent Shares will be distributed to EnCap Investments, L.C. ("EnCap") pursuant to the terms of an $80,000 promissory note payable by Search to EnCap.

         (c) That number of Contingent Shares equal to the quotient of the Value of the Eastern Shelf Properties (as defined below) divided by the Contingent Share Price shall be distributed to the Royalty Holders which Contingent Shares will be distributed among the Royalty Holders in proportion to the interest in the Eastern Shelf Properties conveyed by a Royalty Holder to Search and the interest in the Eastern Shelf Properties conveyed by all Royalty Holders. "Value of the Eastern Shelf Properties" means the amount equal to a two percent overriding royalty interest in the Eastern Shelf Properties as determined in the Report.

         (d) The remainder of the Contingent Shares will be distributed to the Record Holders (as defined below), with each such Record Holder receiving that fraction of such Contingent Shares as equal to the quotient of the number of shares of Common Stock into which such holders' Search Common Stock were converted at the Effective Time (not including Contingent Shares) plus the number of shares, if any, of Common Stock received by the Record Holder upon the exercise of Harken Warrants divided by the number of shares of Common Stock into which all Record Holders' Search Common Stock were converted at the Effective Time (not including Contingent Shares) plus the number of shares of Common Stock received upon the exercise of all Harken Warrants.

         "Record Holder" means a holder of record at the Effective Time of Search Common Stock or a holder at the Effective Time of Search Warrants that were tendered and exchanged in the Exchange Offer for Harken Warrants.

PAYMENT OF CONTINGENT SHARES

         The Company will distribute the Contingent Shares (except for the number of shares of Common Stock that exceed the Maximum Share Limit (as defined below), on such dates as set forth below:

         (a) On or about September 30, 1996 (the "Settlement Date"), the Company will deliver to each of the Rights Holders, at the addresses of the Rights Holders as they appear on the stock records of Search at the Effective Time (or, in the case of Concorde, EnCap or the Royalty Holders, at such address as may be specified in writing by Concorde, EnCap and the Royalty Holders, respectively) or at such other addresses as Rights Holders shall provide to the Company by written notice, certificates representing the number of shares of Common Stock payable to such Rights Holder and a letter from the chief financial officer of the Company describing the calculations made in determining the number of Contingent Shares.

         (b) As soon as practicable after the date all Unliquidated Losses (as defined below) have become liquidated losses, liabilities, damages, fees or expenses actually suffered or incurred by the Company (the "Final Settlement Date"), the Company will determine the amount, if any, that the Unliquidated Losses exceed such liquidated amount actually suffered or incurred by the Company (the "Excess Amount"). The Company will then distribute to the Rights Holders (excluding the Royalty Holders), as described in paragraph (a) above and under "--Allocation of Contingent Shares," the number of additional Contingent Shares equal to the quotient of the Excess Amount divided by the Contingent Share Price. "Unliquidated Losses" means the amount of unliquidated losses, liabilities, damages, fees and expenses reasonably estimated in good faith by the Company in determining the amount of the Adverse Consequences.

         The determination and calculation of the number of Contingent Shares to be issued, if any, to the Rights Holders will be determined solely by the Company in its exercise of good faith based upon the procedures described above.

MAXIMUM NUMBER OF CONTINGENT SHARES

         Pursuant to the Merger Agreement, the Company is not required nor obligated to issue any portion of the Contingent Shares as provided above which when added to all other shares of Common Stock issued or reserved for issuance in connection with the Merger, the Exchange Offer and in all related transactions, would exceed a maximum amount of eleven million (11,000,000) shares of Common Stock (the "Maximum Share Limit"). Assuming the exercise of all outstanding Harken Warrants, there are currently approximately 8,100,000 shares of Common Stock which may be issued by the Company as Contingent Shares prior to reaching the Maximum Share Limit. In the event the shares of Common Stock to be issued by the Company, exceed the Maximum Share Limit, then in such event the Company will within 30 days after the Settlement Date or the Final Settlement Date, as may be applicable, elect at its sole option:

         (a) to pay the amount in cash of the number of such Contingent Shares which exceed the Maximum Share Limit times the Contingent Share Price to the parties entitled to receive such shares, provided, however, that the cash received by the holders of Search Common Stock and Search Preferred Stock shall in no event exceed fifty percent (50%) of the aggregate consideration received by such holders at the Effective Time and on the Settlement Date (and the Final Settlement Date, if applicable); or

         (b) to obtain the consent and approval from its stockholders, if required, to issue additional shares of Common Stock in excess of the Maximum Share Limit.

         In the event the Company elects to pursue the alternative to pay cash, the Company will use commercially reasonable efforts to make such payments within 45 days after the Settlement Date or the Final Settlement Date, as may be applicable. In the event the Company elects to pursue the alternative to pay in additional shares or in the event the cash alternative is not available because of the above limitations placed upon the amount thereof, then the Company will use commercially reasonable efforts to obtain the necessary consent and approval from its stockholders, if required, so as to issue such additional shares within six months after the Settlement Date or the Final Settlement Date, as may be applicable. Pending such additional authorizations or other actions necessary, the Company will issue that portion of the Contingent Shares up to the Maximum Share Limit on the Settlement Date. In the event the Company elects to obtain the approval of its stockholders to issue additional shares in excess of the Maximum Share Limit and fails to obtain such approval, the Company will pay cash.

MANAGEMENT OF THE UNDEVELOPED PROPERTIES

         During the Development Period, the Company shall, through Search Acquisition Corp., own, hold and manage the Undeveloped Properties. The Company may sell, farmout, develop or otherwise deal in these Undeveloped Properties during the Development Period in a manner that, in its judgment, optimizes the full potential of these properties under the circumstances then existing. During the Development Period, the Company will cause a maximum of $600,000 (the "Development Amount") to be expended in the further exploration and/or development of the Undeveloped Properties. In the event that the Company determines that an insufficient number of the wells drilled on the Undeveloped Properties during the Development Period are determined to be commercial to warrant the prudent expenditure of the full Development Amount or otherwise which would not justify further development and expenditures to a reasonable, prudent operator, then the Company will not be required nor obligated to cause any additional minimum investments to be made on such Undeveloped Properties even if the Development Amount has not yet been expended in full. During the Development Period, the Company will cause all production of oil and gas from the Undeveloped Properties to be sold to non-affiliates pursuant to bona fide contracts providing for the highest price reasonably attainable through good faith negotiations as of the date of each such contract.

INTERIM REPORTS

         The Company has delivered to the Rights Holders an Interim Report dated September 19, 1995 containing the status as of June 30, 1995, of development and production activities on the Undeveloped Properties, a copy of which is attached hereto as Appendix B. Within 90 days after December 31, 1995, the Company will also provide to the Rights Holders a second interim report containing an update on the status of development and production activities on the Undeveloped Properties as of December 31, 1995.

CONTINGENT NATURE OF ISSUANCE

         The Company's obligation to issue Contingent Shares is conditional in nature, and the Company may never make any additional payments beyond those shares of Common Stock issued upon the exercise of the Harken Warrants.

ASSIGNMENT OF CONTINGENT RIGHT

         The right to receive the Contingent Shares extends only to the Rights Holders, may not be assigned or otherwise transferred by them other than by laws of descent and distribution, and will not be represented by a form or certificate. Although Common Stock, when received as Contingent Shares by the Rights Holders will generally not be subject to restrictions upon disposition (other than by affiliates of Search), the right to receive future Contingent Shares is personal to the Rights Holders and non-transferable. See "Plan of Distribution." In general, this right is independent of the shares of Common Stock which will be issued upon the exercise of Harken Warrants.

MISCELLANEOUS

         In the event of any stock split, stock dividend, reclassification, merger or consolidation occurring on or after 90 days immediately preceding the Valuation Date, the number of shares of Common Stock distributable to the Rights Holders as Contingent Shares will be appropriately adjusted to accord the equitable benefit of such changes to the Rights Holders. Dividends and other distributions with respect to Common Stock declared after the Settlement Date and payable to the holders of record thereof after the Settlement Date will be payable to the Rights Holders with respect to the shares of Common Stock to be delivered as Contingent Shares; provided, however, no such payment will be made unless and until a certificate representing the Contingent Shares has been delivered to the Rights Holders. No dividends payable to holders of record of shares of Common Stock prior to the Settlement Date shall be paid to the Rights Holders with respect to such Contingent Shares.


                                USE OF PROCEEDS

         Holders of the Harken Warrants are not obligated to exercise their warrants and there can be no assurance that the holders of the Harken Warrants will choose to exercise all or any of the Harken Warrants. It is unlikely that the holders of Harken Warrants will exercise Harken Warrants unless the market price of the Common Stock exceeds the exercise price of Harken Warrants. As of September 19, 1995, the last sales price of the Common Stock was $1.875. In the event that all of the outstanding Harken Warrants are exercised, the net proceeds to the Company upon such exercise would be approximately $1,300,000, after deducting expenses payable by the Company. There can, of course, be no assurance as to what percentage, if any, of the Harken Warrants will be exercised. Any net proceeds received from the exercise of the Warrants will be used for general corporate purposes, including possible acquisitions of other businesses. See "Plan of Distribution."

         Pending use of the net proceeds as described above, the Company intends to invest such proceeds in interest bearing obligations or marketable securities.


                              PLAN OF DISTRIBUTION

         From time to time, the Company will issue and sell shares of Common Stock to the holders of the Harken Warrants upon the exercise of such warrants in accordance with their terms. In addition, upon the exercise of the Harken Warrants, the holders of record of such Warrants will be eligible to receive Contingent Shares, if any, or under certain circumstances, cash. See "The Harken Warrants" and "Issuance of Contingent Shares."

         All shares of Common Stock issued upon the exercise of Harken Warrants and the Contingent Shares, if any, issued to the holders of record of such warrants will be freely transferable, except that shares of Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Search prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who are affiliates of the Company) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Search or the Company generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.


                                 LEGAL MATTERS

         The legality of the issuance of the Common Stock offered hereby has been passed upon for the Company by Larry E. Cummings.

                                    EXPERTS

         The (a) consolidated financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and (b) financial statements of the CHAP Venture as of December 31, 1993, included in the Company's Current Report on Form 8-K/A dated January 3, 1995, each of which are incorporated by reference in this Registration Statement of which this Prospectus forms a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The consolidated financial statements of Search for the year ended December 31, 1994, included in Company's Current Report on Form 8-K dated June 2, 1995, as amended by the Company's Current Report on Form 8-K/A filed on August 3, 1995, have been audited by Hein + Associates LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                                                      APPENDIX A

                             FORM OF HARKEN WARRANT



                                                     WARRANT NO. 95-____________
                                                     Warrant to Purchase
                                                     ________ Shares
                                                     (subject to adjustment)
                                                     of Common Stock of
                                                     Harken Energy Corporation

Void after 3:00 p.m.
Dallas, Texas
June 30, 1996

         HARKEN ENERGY CORPORATION

         Stock Purchase Warrant

       THIS IS TO CERTIFY THAT, for value received, ____________________________ (the "Holder"), whose address is _____________________________, upon due exercise of this Warrant, is entitled to purchase from Harken Energy Corporation, a Delaware corporation (the "Company"), at any time before 3:00 p.m., Dallas, Texas time, on June 30, 1996 (the "Expiration Date"), all or any part of _____________ shares (the "Shares") of fully paid and non-assessable common stock, par value $.01 per share (the "Common Stock"), of the Company, at a purchase price of $1.82 per share (the "Strike Price"), both the Strike Price and number of shares being subject to possible adjustment as provided below.

         1.      Exercise of Warrant.

                 (a) Subject to subsection 1(b) below, the Holder may exercise this Warrant in whole or in part at any time, but only in such multiples as are required to permit the issuance by the Company of one or more full shares of Common Stock of the Company, by surrender of this Warrant with the Form of Subscription attached hereto duly executed, to the Company at or prior to 3:00 p.m. Dallas, Texas local time on the Expiration Date, together with payment of the Strike Price for each of the Shares into which the Warrant is exercised. Payment for the Shares to be purchased upon exercise of this Warrant may be made by the delivery of a certified or cashier's check payable to the Company for the aggregate Strike Price of the Shares to be purchased.
In case of the exercise of this Warrant in part only prior to the Expiration Date, the Company will deliver to the Holder a new Warrant of like tenor in the name of the Holder evidencing the right to purchase the number of shares as to which this Warrant has not been exercised.

                 (b) The Warrant may not be exercised by the Holder unless, at the time of exercise, (i) the Company has delivered to the Holder a current prospectus covering the Shares which complies with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Act"); (ii) the Shares are qualified for sale or exempt from qualification under applicable state securities laws; and (iii) such exercise and issuance would otherwise be in compliance with applicable laws in the opinion of counsel to the Company. Harken agrees to take commercially reasonable efforts to deliver to the Holder at the time of exercise of the Warrant a current prospectus meeting the requirements of the Act and to obtain appropriate approvals or qualifications under applicable state securities laws. The Warrant may not be, directly or indirectly, transferred to, or exercised by, any person in any state where such transfer or exercise would violate any law, including securities law, of such state in the opinion of counsel to the Company. Legends as required by applicable federal and state laws may be placed on the certificates representing the Shares. The Holder and the Company agree to execute such documents and instruments as counsel for the Company reasonably deems necessary to effect compliance of the issuance of this Warrant and any Shares issued upon exercise hereof with applicable federal and state securities laws.

         2. Stock Dividends, Reclassification, Reorganization, Anti-Dilution Provisions, Etc.

This Warrant is subject to the following further provisions:

                 (a) In case, prior to the expiration of this Warrant by exercise or by its terms, the Company issues any shares of its Common Stock as a stock dividend or divides the number of shares, then, in either of such cases, the Strike Price per share of the Shares purchasable pursuant to this Warrant in effect at the time of such action will be proportionately reduced and the number of Shares at that time purchasable pursuant to this Warrant shall be proportionately increased; and conversely, in the event the Company shall combine such shares of its Common Stock into a smaller number of shares, then, and in such event, the Strike Price per share of the Shares purchasable pursuant to this Warrant in effect at the time of such action shall be proportionately increased and the number of Shares at that time purchasable pursuant to this Warrant shall be proportionately decreased.

                 (b) In case, prior to the expiration of this Warrant by exercise or by its terms, the Company is recapitalized by reclassifying its outstanding Common Stock into stock with a different par value or by changing its outstanding Common Stock with par value to stock without par value, or the Company or a successor corporation consolidates or merges with or conveys all or substantially all of its or of any successor corporation's property and assets to any other corporation or corporations (any such corporation being included within the meaning of the term "successor corporation" in the event of any consolidation or merger of any such corporation with, or the sale of all or substantially all of the property of any such corporation to, another corporation or corporations), the Holder of this Warrant may thereafter purchase, upon the terms and conditions and during the time specified in this Warrant, in lieu of the Shares theretofore purchasable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities receivable upon such recapitalization or consolidation, merger, or conveyance by a Holder of the number of shares of Common Stock which the holder of this Warrant might have purchased, immediately prior to such recapitalization or consolidation, merger, or conveyance.

                 (c) Upon the occurrence of each event requiring an adjustment of the Strike Price and/or of the number of Shares purchasable pursuant to this Warrant in accordance with, and as required by, the terms of subdivision (a) of this Section 2, the Company shall forthwith employ a firm of certified public accountants (who may be the regular accountants for the Company) who shall compute the adjusted Strike Price and the adjusted number of Shares purchasable at such adjusted Strike Price by reason of such event in accordance with the provisions of subdivision (a) and shall prepare a certificate setting forth such adjusted Strike Price and the adjusted number of Shares and showing in detail the facts upon which such conclusions are based, including a statement of the consideration received or to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold and of the number of shares of Common Stock outstanding or deemed to be outstanding. The Company shall mail forthwith to the holder of this Warrant a copy of such certificate, and thereafter said certificate shall be conclusive and shall be binding upon such holder unless contested by such holder by written notice to the Company within ten (10) days after receipt of the certificate of the public accountants by such holder.

                 (d)      In case:

                          (i)     of any classification, reclassification, or
other reorganization of the capital stock of the Company, consolidation, or merger of the Company with or into another corporation, or conveyance of all or substantially all of the assets of the Company; or

                          (ii)    of the voluntary or involuntary dissolution,
liquidation or winding up of the Company;

then, and in any such case, the Company shall mail to the holder of this Warrant a brief statement of the event giving rise to such effect and a description thereof.

                 (e) In case the Company at any time while this Warrant remains unexpired and unexercised, sells all or substantially all of its property or dissolves, liquidates, or winds up its affairs, the holder of this Warrant may thereafter receive upon exercise hereof in lieu of each share of Common Stock of the kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company.

         3. NONTRANSFERABILITY. THIS WARRANT MAY NOT BE SOLD, PLEDGED, ASSIGNED, HYPOTHECATED, TRANSFERRED, OR DISPOSED OF IN ANY MANNER OTHER THAN BY WILL OR BY THE LAWS OF DESCENT AND DISTRIBUTION. THIS WARRANT IS EXERCISABLE, DURING THE LIFETIME OF THE HOLDER, ONLY BY THE HOLDER. ANY ATTEMPTED ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION, OR OTHER ENCUMBRANCE OF THIS WARRANT CONTRARY TO THE PROVISIONS HEREOF, ANY EXECUTION, ATTACHMENT, OR SIMILAR PROCESS UPON THIS WARRANT, WILL BE NULL, VOID, AND OF NO EFFECT.

         4. Warrant Holder Not Stockholder. This Warrant does not confer upon the Holder any right whatsoever as a stockholder of the Company.

         5. Loss, Theft, Destruction, or Mutilation. Upon receipt by the Company of evidence satisfactory to it (in the exercise of its reasonable discretion) of the ownership of and the loss, theft, destruction, or mutilation of this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it (in the exercise of its reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor.

         6. Mailing of Notices, etc. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first-class mail, postage prepaid, to the address of the Holder set forth above or such other address as may be furnished to the Company in writing by the Holder of this Warrant. All notices from the Holder of this Warrant to the Company shall be mailed to the Company by first-class mail, postage prepaid at P.O. Drawer 612007, Dallas, Texas 75261.

         7. Law Governing. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed, sealed, and delivered, in its name by its duly authorized officers.


                                              HARKEN ENERGY CORPORATION


                                              By:  _____________________________
                                              Name:_____________________________
                                              Title: ___________________________

Dated:                              , 1995

                              FORM OF SUBSCRIPTION

                  (To be signed only upon exercise of Warrant)




TO:      Harken Energy Corporation
         P.O. Drawer 612007
         Dallas, Texas  75261

                 The undersigned, the Holder of the within Warrant numbered 95-_______, hereby irrevocably elects to exercise the purchase rights represented by said Warrant for, and to purchase thereunder, __________ shares of Common Stock of the Company, and herewith makes payment of $__________ therefore, and requests that the certificates for such shares be issued in the name of and be delivered to_____________________________________________________________, whose address is _____________________________________________, and if such shares do not constitute all of the shares purchasable hereunder, that a new Warrant of like tenor for the balance of the shares purchasable hereunder be delivered to the undersigned.


Date:    _______________________         ______________________________________
                                         (Signature must conform in all respect
                                          to name of holder as specified on the
                                          face of the Warrant.)

                                         (Print Name)


                                         ______________________________________



Signature Guaranteed By:



____________________________________

                                                                      APPENDIX B

                                 INTERIM REPORT





September 19, 1995

To Rights Holders of Search Exploration, Inc.:

The Amended and Restated Agreement and Plan of Merger ("Agreement") among Harken Energy Corporation ("Harken"), Search Acquisition Corp., and Search Exploration, Inc. ("Search") which was closed effective May 22, 1995, provided for a periodic report to be presented to Search Rights Holders (as defined in the Agreement).

The initial report on the development progress related to Search prospects set forth in Exhibit D of the Agreement is required to be presented to the Search Rights Holders no later than September 30, 1995, setting forth the status of such development activities from the date on which the merger was effective, May 22, 1995, through June 30, 1995.

The attached report is intended only for information purposes as an interim summary of such activities and is presented to you as required of Harken regarding the status of the prospects which constituted Exhibit D of the Agreement.

If the determination of Contingent Shares would have been made as of June 30, 1995, the valuation information available at that date would not have resulted in any Contingent Shares being issued. However, the final determination of the number of Contingent Shares which may ultimately be issued under the provisions of the Agreement, if any, will be subject to valuation increases or decreases based upon valuations to be made at the end of the Development Period on June 30, 1996.

We trust this information will prove to be useful in your analysis. If additional public information is required concerning Harken, please contact our main office for such information at 214/753-6900. The next report will be submitted on or before March 30, 1996.

Sincerely,


HARKEN ENERGY CORPORATION


/s/ Bruce N. Huff

Bruce N. Huff
Senior Vice President and
Chief Financial Officer

       STATUS OF DEVELOPMENT AND PRODUCTION ACTIVITIES ON THE UNDEVELOPED
               PROPERTIES FROM MAY 22, 1995 THROUGH JUNE 30, 1995


The following is a synopsis of the activities on the "undeveloped properties" (as defined in the Amended and Restated Agreement and Plan of Merger among Harken Energy Corporation ("Harken"), Search Acquisition Corp. and Search Exploration, Inc. ("Search") through June 30, 1995:

o        New Taiton -

         Search has a 3.75% working interest after pay-out on a well by well basis. The undeveloped property associated with this prospect currently has one (1) new producing well, and the operator is currently processing and evaluating an additional 40 miles of 2-D seismic data. One (1) additional well is planned to be drilled in late 1995 or early 1996.

o        Hancock Ranch - Frio -

         This 13,000 acre prospect was subject to a 3-D seismic option. Search elected to sell its rights to a carried working interest (3.75%) to casing point on 11 Frio formation wells that were already developed and sold to others. Such sales were all made prior to the closing of the acquisition of Search on May 22, 1995 by Harken. Any proceeds from the sale received by Harken after May 22, 1995, will be reflected in the final valuation report as of June 30, 1996.

o        Hancock Ranch - Wilcox -

         This prospect covered 13,000 acres which was subject to a 3-D seismic option. After detailed geophysical review, no Yegua or Wilcox formation prospects were developed. The seismic option terminated of its own accord without drilling activities. Therefore, no further rights were earned and there is no further activity anticipated on this prospect.

o        Throckmorton  (AKA Kings Creek Prospect)  -

         No drilling activity has occurred on this prospect since acquiring the 3-D seismic data. The operator is currently re-processing the 3-D seismic data to select an optimum location for a late 1995 test well. Search will have a carried working interest to casing point (25%) if the test well is drilled.

o        Eastern Shelf (farmout) and Eastern Shelf (25%) -

         Search sold its interest in these prospects to a third party prior to the closing of the acquisition of Search by Harken on May 22, 1995. Search retained a production payment equal to $250,000 payable out of a 15% production payment; however the only well drilled in the reporting period was a dry hole. Harken received a $50,000 payment related to this sale from the third party in June 1995, along with a note receivable for $50,000 due on December 31, 1995.

o        Provident City -

         Search has a 14% carried to casing point working interest on the initial well which is currently awaiting completion. A second well may be drilled in late 1995 or early 1996.

o        Gracey Ranch -

         This prospect was sold by Search prior to the acquisition of Search by Harken and Harken has not received any amounts from such sale as of June 30, 1995. Additionally, Search has a small overriding royalty interest and retains a 2.5% working interest after pay-out on a prospect basis. Two other companies are currently shooting seismic to select a potential test well location.

o        Southwest Speaks -

         This prospect is the subject of current efforts to obtain a partner.

o        Estrella Prospect -

         Search sold its interest in this prospect to the operator of the existing gas unit prior to the closing of the acquisition of Search by Harken on May 22, 1995.

o        Magnolia Beach, Lay, Tatum Square and Black Owl Deep -

         No further activity on these prospects is anticipated due to prior unsuccessful drilling efforts.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The table below sets forth the estimated expenses expected to be paid by the Company in connection with the issuance and distribution of the Common Stock covered by the Prospectus included as a part of this Registration Statement.(1)

         SEC Registration Fee . . . . . . . . . . . . . . . . . $        459.88
         AMEX Listing Fee . . . . . . . . . . . . . . . . . . .       17,500.00
         "Blue Sky" Fees and Expenses . . . . . . . . . . . . .        1,000.00
         Printing and Engraving Expenses  . . . . . . . . . . .        3,000.00
         Legal Fees and Expenses (other than Blue Sky)  . . . .       15,000.00
         Accounting Fees and Expenses . . . . . . . . . . . . .        2,000.00
         Miscellaneous  . . . . . . . . . . . . . . . . . . . .        1,041.12
                                                                ---------------

               Total  . . . . . . . . . . . . . . . . . . . . . $     40,000.00
                                                                ===============

---------------

         (1) Such amounts reflect only the estimated expenses paid by the Company which were applicable to the shares of Common Stock covered by the Prospectus included as a part of this Registration Statement. The Company incurred additional expenses in connection with the issuance and distribution of securities registered under the Registration Statement but which are not covered by the Prospectus included as a part of this Registration Statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or any made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

         Article Ten of the Registrant's Certificate of Incorporation and
Article VII of the Registrant's Bylaws provide, in general, that the Registrant shall indemnify its directors and officers under certain of the circumstances defined in Section 145. Pursuant to an Advancement Agreement dated September 13, 1989, between the Registrant and each director thereof, the Registrant in accordance with its Certificate of Incorporation and By-laws, has agreed to advance certain reasonable expenses incurred by such director(s) in defending a claim or claims made against such director(s) for certain covered acts (as such acts are described in the Advancement Agreement). The Registrant will have no obligation under the Advancement Agreement to pay any expenses incurred by a director in connection with a claim which a majority of disinterested directors determines to be an excluded claim as described in the Advancement Agreement.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                    DESCRIPTION

  +2.1 Amended and Restated Agreement and Plan of Merger among Harken Energy Corporation, Search Acquisition Corp. and Search Exploration, Inc. dated as of November 8, 1994 and as amended on March 27, 1995

   4.1 Certificate of the Designations, Powers, Preferences and Rights of Series C Cumulative Convertible Preferred Stock, $1.00 par value of the Company (incorporated by reference as Exhibit 4.3 to the Company's Annual Report on Form 10-K for fiscal year ended December 31, 1989)

  +5 Opinion of Larry E. Cummings, General Counsel of the Company, as to the legality of the securities being registered

  +8     Opinion of Hein + Associates LLP, as to certain tax matters

 +23.1   Consent of Larry E. Cummings (included in Exhibit 5)

 *23.2   Consent of Arthur Andersen LLP

 *23.3   Consent of Hein + Associates LLP

 +24     Powers of Attorney

 99.1 Form of Harken Warrant (attached as Appendix A to the Prospectus filed as a part of this Registration Statement)

 99.2 Interim Report regarding the status of the Undeveloped Properties dated September 19, 1995 (attached as Appendix B to the Prospectus filed as a part of this Registration Statement)
------------------
* filed herewith
+ previously filed

ITEM 17.  UNDERTAKINGS

         (a)     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

         Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                 (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(I) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on September 21, 1995.

                                               HARKEN ENERGY CORPORATION

                                               By:            *
                                                   -------------------------
                                                       MIKEL D. FAULKNER,
                                                   Chairman of the Board and
                                                    Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                    Title                              Date
                ---------                                    -----                              ----
           *                               Chairman of the Board and Chief Executive     September 21, 1995
 ---------------------------------         Officer (Principal Executive Officer)
 MIKEL D. FAULKNER

           *                               President and Director                        September 21, 1995
 ---------------------------------
 RICHARD H. SCHROEDER

           *                               Senior Vice President and Chief Financial     September 21, 1995
 ---------------------------------         Officer (Principal Accounting and
 BRUCE N. HUFF                             Financial Officer)

           *                               Director                                      September 21, 1995
 ---------------------------------
 MICHAEL R. EISENSON

           *                               Director                                      September 21, 1995
 ---------------------------------
 TALAT M. OTHMAN

           *                               Director                                      September 21, 1995
 ---------------------------------
 MICHAEL M. AMEEN, JR.
           *                               Director                                      September 21, 1995
 ---------------------------------
 DONALD W. RAYMOND

           *                               Director                                      September 21, 1995
 ---------------------------------
 EDWIN C. KETTENBRINK, JR.

                                           Director                                      September 21, 1995
 ---------------------------------
 GARY B. WOOD

*Larry E. Cummings, by signing his name hereto, does hereby sign this Registration Statement on behalf of Harken Energy Corporation and each of the above-named officers and directors of such Company pursuant to powers of attorney, executed on behalf of the Company by each officer and director.


       /s/ Larry E. Cummings
       ---------------------
          Larry E. Cummings
          Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                                             SEQUENTIALLY
EXHIBIT                                                                                                          NUMBERED
NUMBER                                                 DESCRIPTION                                                PAGE
------                                                 -----------                                                ----
  +2.1         Amended and Restated Agreement and Plan of Merger among Harken Energy Corporation, Search
               Acquisition Corp. and Search Exploration, Inc. dated as of November 8, 1994 and as amended on March 27, 1995

   4.1         Certificate of the Designations, Powers, Preferences and Rights of Series C Cumulative
               Convertible Preferred Stock, $1.00 par value of the Company (incorporated by reference as
               Exhibit 4.3 to the Company's Annual Report on Form 10-K for fiscal year ended December 31,
               1989)

  +5           Opinion of Larry E. Cummings, General Counsel of the Company, as to the legality of the securities being registered

  +8           Opinion of Hein + Associates LLP, as to certain tax matters

 +23.1         Consent of Larry E. Cummings (included in Exhibit 5)

 *23.2         Consent of Arthur Andersen LLP

 *23.3         Consent of Hein + Associates LLP

 +24           Powers of Attorney

 99.1          Form of Harken Warrant (attached as Appendix A to the Prospectus filed as a part of this
               Registration Statement)

 99.2          Interim Report regarding the status of the Undeveloped Properties dated September 19, 1995
               (attached as Appendix B to the Prospectus filed as a part of this Registration Statement)

-------------
* filed herewith
+ previously filed